Exhibit 99.1

MONOGRAM RESIDENTIAL TRUST, INC. ANNOUNCES FIRST QUARTER 2016 RESULTS

- Increases Proportionate Same Store NOI by 7.5% in Q1 2016 vs. Q1 2015 -

- Increases Same Store Average Monthly Rent 3.3% for First Quarter 2016 to $1,873 per Unit -

PLANO, TX—May 5, 2016 — Monogram Residential Trust, Inc., (NYSE: MORE) (“Monogram” or the “Company”) an owner, operator and developer of luxury apartment communities with a significant presence in select coastal markets across the United States, today reported operational and financial results for the first quarter 2016.

“We are pleased with our first quarter operating and financial results, including the 7.5% growth in proportionate same store NOI,” stated Mark T. Alfieri, Chief Executive Officer, President, and Chief Operating Officer of Monogram. “During the quarter, we completed two development communities, OLUME and SoMa, and continued to execute on leasing and stabilizing our existing development program, which we expect to produce meaningful NOI growth over the next 18 months.  Overall, we remain focused on shareholder value creation as we drive strong same store growth and deliver our developments at attractive stabilized yields on cost while prudently managing our balance sheet.”

First Quarter 2016 Highlights

•                  Reported increase in proportionate same store NOI of 7.5% as compared to the first quarter 2015.

•                  Achieved weighted average occupancy in the Company’s Same Store portfolio of 95.4% with an average monthly rental revenue per unit of $1,873, an increase of 3.3% compared to the first quarter 2015.

•                  Completed two development communities, OLUME in San Francisco, CA and SoMa in Miami, FL.

•                  Declared a $0.075 per share dividend which was paid on April 7, 2016 to shareholders of record on March 31, 2016.

Financial Results for the First Quarter 2016

Core Funds from Operations (“FFO”) totaled $12.6 million or $0.08 per fully diluted share, as compared to $15.1 million or $0.09 per fully diluted share, for the same period in 2015.

The Company reported net loss available to shareholders of $8.3 million, or $(0.05) per fully diluted share, compared to a net loss available to shareholders of $0.8 million, or $(0.01) per fully diluted share in the quarter ended March 31, 2015.

Net loss increased year over year in part because of higher depreciation and amortization expense and interest expense associated with development properties placed into service in the last 12 months that are still in lease up.  Once stabilized occupancy is achieved, the Company expects that the incremental contribution from these properties will contribute positively to net income and core FFO per share.

Same Store Portfolio Results

For the 32 Same Store communities, the Company’s proportionate share of first quarter 2016 Same Store NOI increased 7.5% to $23.4 million, compared to $21.8 million in the first quarter of 2015.  The Company’s proportionate share of Same Store revenue increased 4.8% to $36.1 million from $34.4 million for the same period in 2015.  Same Store expenses were flat at $12.6 million compared to the same period in 2015.

Average revenue per unit within the Same Store consolidated portfolio increased 3.3% from $1,813 as of March 31, 2015 to $1,873 as of March 31, 2016, and weighted average occupancy was 95.4%, up 90 basis points, from the same period in 2015.

The Company defines Same Store communities as those that are stabilized and comparable for both the current and the prior reporting year. The Company considers a property to be stabilized generally upon achieving 90% occupancy.

Total Portfolio Results

Total consolidated revenues for the first quarter 2016 increased 15.7% to $65.5 million from $56.6 million in the same period in 2015.  Total portfolio operating expenses increased to $26.8 million from $22.4 million. Both increases are primarily attributed to the lease up and stabilization of the Company’s new development communities.  Total portfolio NOI increased 13.2% to $38.7 million from $34.2 million in the first quarter 2015.

Development and Lease Up Activity

Two development communities, OLUME and SoMa, were completed during the quarter.  As a result, the following five operating communities were in lease up during the quarter ended March 31, 2016:

•                  Cyan on Peachtree, located in Atlanta, Georgia, contains 329 units and was 82% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the second quarter 2016.

•                  OLUME, located in San Francisco, California, contains 121 units and was 12% occupied at quarter end.  The Company’s proportionate share is 55% and the property is expected to be stabilized by the third quarter 2016.

•                  SoMa, located in Miami, Florida, contains 418 units and was 32% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the fourth quarter 2016.

•                  Zinc, located in Cambridge, Massachusetts, contains 392 units and was 22% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the first quarter 2017.

•                  Nouvelle, located in Tysons Corner, Virginia, contains 461 units and was 20% occupied at quarter end.  The Company’s proportionate ownership is 55% and the property is expected to be stabilized by the third quarter 2017.

As of March 31, 2016, Monogram’s existing development program, which currently consists of nine communities in lease up or under construction with 3,186 planned units is 80% complete based on the Company’s proportionate share of total economic costs.  The Company’s share of estimated remaining development costs to complete totals $136 million.  All but one of these projects are expected to be completed and stabilized by the end of 2017.  Six of these communities are currently leasing and are 38% occupied on a weighted average basis.

The cumulative development program that was outlined at the time of Monogram’s listing is 85% complete based on the Company’s proportionate share of total economic costs.

Financing and Capital Transactions

At quarter end, the Company had total debt outstanding of $1.5 billion, including debt held at the co-investment venture level. The Company’s share of contractual debt totaled $1.0 billion. The Company’s debt had a weighted average interest rate of 3.27%.

As of March 31, 2016, the Company had $67.8 million in cash and cash equivalents, and $39.0 million outstanding on the Company’s credit facilities.  At quarter end, the Company had two credit facilities, consisting of a $150 million credit facility and a $200 million revolving credit facility.

At March 31, 2016 the Company had approximately 166.7 million diluted common shares outstanding.

Monogram defines co-investment venture level debt as an obligation of the co-investment venture and not an obligation or contingency for the Company.

Quarterly Dividend Declaration

On March 3, 2016, the Company declared a cash dividend of $0.075 per common share.  The dividend was paid on April 7, 2016 to shareholders of record at the close of business on March 31, 2016.

Outlook

Monogram expects its 2016 proportionate share of same store NOI growth to be between 4.5% and 5.5%, which assumes revenue growth of 4.0% to 4.5% and expense growth of 2.0% to 2.5%.

Conference Call

The Company will hold a conference call on Thursday, May 5, 2016 at 5:00 p.m. Eastern Time to review its first 2016 results and discuss its outlook for future performance. To participate in the call, please dial 1-877-407-9039 (Domestic) or 1-201-689-8470 (International), or join the live webcast of the conference call by accessing the Investor Relations section of the Company’s website at www.monogramres.com.   Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Select the “First Quarter 2016 Earnings Conference Call” link. The webcast will be archived for 90 days.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release and in the Company’s outlook include, expectations regarding apartment market conditions, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, core funds from operations, revenue, operating expenses, net operating income, capital expenditures, depreciation, gains on sales and net income, anticipated development activities (including projected construction expenditures and timing), expectations regarding use of proceeds from unsecured bank credit facilities, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: we may abandon or defer development opportunities for a number of reasons, including changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; construction costs of a community may exceed our original estimates; we may not complete construction and lease-up of communities under development or redevelopment on schedule, resulting in increased interest costs and construction costs and a decrease in our expected rental revenues; occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond our control; financing may not be available on favorable terms or at all, and our cash flows from operations and access to cost effective capital may be insufficient for the development of our program which could limit our pursuit of opportunities; our cash flows may be insufficient to meet required payments of principal and interest, and we may be unable to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of existing indebtedness; and we may be unsuccessful in managing changes in our portfolio composition. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

About Monogram

Monogram is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities in select markets across the United States. Monogram’s portfolio includes investments in 55 multifamily communities in 10 states comprising 15,211 apartment homes.

Balance Sheet

(in thousands) (unaudited)

	March 31, 2016	December 31, 2015
Assets
Real estate
Land	$510,265	$497,360
Buildings and improvements	2,734,024	2,627,693
Gross operating real estate	3,244,289	3,125,053
Less: accumulated depreciation	(386,681)	(357,036)
Net operating real estate	2,857,608	2,768,017
Construction in progress, including land	240,266	333,153
Total real estate, net	3,097,874	3,101,170

Cash and cash equivalents	67,847	83,727
Intangibles, net	17,791	18,066
Other assets, net	56,911	64,993
Total assets	$3,240,423	$3,267,956

Liabilities
Mortgages and notes payable, net	$1,482,783	$1,461,349
Credit facilities payable, net	35,875	45,495
Construction costs payable	30,372	36,975
Accounts payable and other liabilities	24,230	28,922
Deferred revenues, primarily lease revenues, net	19,060	19,451
Distributions payable	12,596	12,494
Tenant security deposits	5,883	5,616
Total liabilities	1,610,799	1,610,302

Redeemable, noncontrolling interests	29,073	29,073

Equity
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	1,436,654	1,436,254
Cumulative distributions and net income (loss)	(290,338)	(269,523)
Total equity attributable to common stockholders	1,146,333	1,166,748
Non-redeemable noncontrolling interests	454,218	461,833
Total equity	1,600,551	1,628,581
Total liabilities and equity	$3,240,423	$3,267,956

Statements of Operations

(in thousands, except per share amounts) (unaudited)

	For the Three Months Ended
	March 31,
	2016	2015

Rental revenues	$65,547	$56,643

Expenses:
Property operating expenses	18,806	15,675
Real estate taxes	10,622	8,569
General and administrative expenses	6,510	4,776
Acquisition expenses	123	—
Investment and other development expenses	155	231
Interest expense	10,366	5,997
Amortization of deferred financing costs	1,536	831
Depreciation and amortization	30,056	24,549
Total expenses	78,174	60,628

Interest income	1,682	2,597
Equity in income of investment in unconsolidated real estate joint venture	—	186
Other income (expense)	(115)	25
Net loss	(11,060)	(1,177)

Net loss attributable to non-redeenable noncontrolling interests	2,755	346
Net loss available to the Company	(8,305)	(831)
Dividends to preferred stockholders	(2)	(2)
Net loss attributable to common stockholders	$(8,307)	$(833)

Weighted average number of common shares outstanding - basic and diluted	166,743	166,509

Basic and diluted loss per common share	$(0.05)	$(0.01)

Non-GAAP Performance Financial Measures and Definitions

In addition to our net income (loss) which is presented in accordance with GAAP, we also present certain supplemental non-GAAP performance measurements.  These measurements are not to be considered more relevant or accurate than the performance measurements presented in accordance with GAAP.  In compliance with SEC requirements, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure.  As with other non-GAAP performance measures, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP performance measures.

Net Operating Income (“NOI”) and Same Store NOI

We define NOI as consolidated rental revenue, less consolidated property operating expenses and real estate taxes.  We believe that NOI provides a supplemental measure of our operating performance because NOI reflects the operating performance of our properties and excludes items that are not associated with real estate industry defined property operations, such as general and administrative expenses, corporate property management expenses, property management fees, depreciation expense, impairment and interest expense.  NOI also excludes revenues not associated with property operations, such as interest income and other non-property related revenues.  NOI may be helpful in evaluating all of our multifamily operations and providing comparability to other real estate companies.

We define Same Store NOI as NOI for our stabilized multifamily communities that are comparable between periods.  We view Same Store NOI as an important measure of the operating performance of our properties because they allow us to compare operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by lease-up activity, acquisitions or dispositions during the periods.

NOI and Same Store NOI should not be considered as replacements for GAAP net income as they exclude certain income and expenses that are material to our operations.  Additionally, NOI and Same Store NOI may not be useful in evaluating net asset value or impairments as they also exclude certain GAAP income and expenses and non-comparable properties.  Investors are cautioned that NOI and Same Store NOI should only be used to assess the operating performance trends for the properties included within the definition.

The following table presents a reconciliation of our net loss to NOI and Same Store NOI for our multifamily communities for the quarters and years ended March 31, 2016 and 2015:

(in thousands) (unaudited)

	Three Months Ended
	March 31,
	2016	2015
Reconciliation of net loss to NOI and Same Store NOI:
Net loss	$(11,060)	$(1,177)

Adjustments to reconcile net loss to NOI:
Corporate property management expenses	2,601	1,814
General and administrative expenses	6,510	4,776
Interest expense	10,366	5,997
Amortization of deferred financing costs	1,536	831
Depreciation and amortization	30,056	24,549
Interest income	(1,682)	(2,597)
Investment and other development expenses	155	231
Other, net	238	(210)
NOI	38,720	34,214

Less: non-comparable
Rental revenue	(15,082)	(8,365)
Property operating expenses, including real estate taxes	9,003	4,713
Consolidated Same Store NOI	32,641	30,562

Less: amounts attributable to noncontrolling interests
Rental revenue	(14,408)	(13,860)
Property operating expenses, including real estate taxes	5,209	5,098
Proportionate Same Store NOI	$23,442	$21,800

Funds from Operations and Core FFO

Funds from operations (“FFO”) is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance.  We use FFO as currently defined by NAREIT to be net income (loss), computed in accordance with GAAP and gains (or losses) from sales of property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate or of investments in unconsolidated real estate partnerships, joint ventures and subsidiaries that are driven by measurable decreases in the fair value of depreciable real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests.

Core FFO is calculated starting from FFO adjusted for loss on early extinguishment of debt, acquisition expenses, contingent purchase price adjustments, gain or loss on derivative fair value adjustments and non-recurring expenses, such as transition expenses.

We believe that FFO and Core FFO are helpful to our investors and our management as measures of operating performance because they exclude real estate-related depreciation and amortization, impairments of depreciable real estate, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, highlights the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities (including capitalized interest and other costs during the development period), general and administrative expenses, and interest costs, which may not be immediately apparent from net income.  Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate and intangibles diminishes predictably over time independent of market conditions or the physical condition of the asset.  Since real estate values have historically risen or fallen with market conditions (which includes property level factors such as rental rates, occupancy, capital improvements, status of developments and competition, as well as macro-economic factors such as economic growth, interest rates, demand and supply for real estate and inflation), many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient.  As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance.  Factors that impact FFO include property operations, start-up costs, fixed costs, acquisition expenses, interest on cash held in accounts or loan investments, income from portfolio properties, operating costs during the lease up of developments, interest rates on acquisition financing and general and administrative expenses.  In addition, FFO will be affected by the types of investments in our and our co-investment ventures’ portfolios, which include, but are not limited to, equity and mezzanine, and bridge loan investments in existing operating properties and properties in various stages of development and the accounting treatment of the investments in accordance with our accounting policies.  Core FFO is useful because it adjusts for one-time items which increases comparability to other REITs.

FFO and Core FFO should not be considered as alternatives to net income (loss), nor as an indication of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to fund distributions.  FFO and Core FFO are also not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and Core FFO.  Although the Company has not historically incurred any significant impairment charges, investors are cautioned that we may not recover any impairment charges in the future.  Accordingly, FFO and Core FFO should be reviewed in connection with GAAP measurements.  Our FFO and Core FFO as presented may not be comparable to amounts calculated by other REITs.

The following table presents our calculation of FFO and Core FFO, net of noncontrolling interests, and provides additional information related to our operations for the quarters and years ended March 31, 2016 and 2015:

(in thousands, except per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2016	2015
FFO:
Net loss attributable to common stockholders	$(8,307)	$(833)
Add (deduct) NAREIT defined adjustments - our share:
Real estate depreciation and amortization	20,664	15,929
FFO - NAREIT defined	12,357	15,096

Add (deduct) adjustments to arrive at Core FFO - our share:
Loss on derivative fair value adjustment	—	16
Acquisition expenses (including start up expenses)	195	10
Core FFO	$12,552	$15,122

Weighted average number of common shares outstanding - basic	166,743	166,509
Weighted average number of common shares outstanding - diluted	167,309	167,109

Per common share amounts - basic and diluted:
Net loss attributable to common stockholders	$(0.05)	$(0.01)
FFO attributable to common stockholders - NAREIT Defined	$0.07	$0.09
Core FFO attributable to common stockholders	$0.08	$0.09

Other Definitions

Our Share — A non-GAAP presentation of financial amounts at our effective cash share based on our participation in distributable operating cash. The amounts include our share of unconsolidated joint ventures and excludes noncontrolling interest in consolidated joint ventures.  Our share presentations may be useful in analyzing our financial information by providing revenues, expenses, assets and liabilities attributable only to our shareholders.

Total Economic Costs  — A non-GAAP measure representing costs for all on-site development and construction costs recognized for GAAP, but including certain items expensed for GAAP (primarily specific financing and operating expenses incurred during lease up) and excluding certain GAAP costs related to consolidated allocated costs, former sponsor-related fees and other non-cash capitalized cost items.

Contact:

Investor Relations

Stephen Swett

(469) 250-5638

ir@monogramres.com